Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this proxy statement/prospectus constituting part of the Registration Statement on Form S-4 (Amendment No. 3) of Tower Group, Inc. of our reports dated March 13, 2009 with respect to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of Tower Group, Inc. and subsidiaries, which appear in Tower Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Johnson Lambert & Co. LLP
Falls Church, Virginia
October 9, 2009